Exhibit 99.4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value $0.001 per share, of Imara Inc., a public limited company formed under the laws of Ireland, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of March 24, 2020.

ARIX BIOSCIENCE PLC

By:	/s/ Marcus Karia
Name: Title:	Marcus Karia Group Finance Director

ARIX BIOSCIENCE HOLDINGS LTD.

By:	/s/ Marcus Karia
Name: Title:	Marcus Karia Group Finance Director

/s/ Mark Chin
Mark Chin